June 12, 2006

James A. Wylie, Jr.
President and Chief Executive Officer
Diomed Holdings, Inc.
One Dundee Park
Andover, MA 01810

Dear Jim:

This letter will confirm the agreement ("Agreement") under which Musket Research Associates, Inc., a Massachusetts corporation ("MRA") is engaged by Diomed Holdings, Inc., or any affiliate of Diomed Holdings, Inc. (collectively "DIO", "Diomed" or the "Company") to assist the Company as described below.

1. Engagement

1.1. Diomed hereby engages and retains MRA as a nonexclusive finder/advisor in connection with a proposed private placement to MRA Contacts (as defined herein) and other investors in the aggregate amount of at least $7.5 million in equity-related securities such as common stock or preferred stock exchangeable for DIO common stock and warrants to purchase DIO common stock, or pursuant to such other terms and conditions as the Company may approve (the "Placement"). MRA hereby represents and warrants to the Company that MRA is a duly-licensed broker-dealer and has all requisite approvals, power, licenses and registrations as are required to provide its services to the Company as set forth herein.


2. Services

2.1. MRA's services hereunder shall include the following:

      (a) Analyze the financial performance and projections of the Company and provide advice regarding the appropriate financing structure for the Placement;

      (b) Assist in the development of presentation materials for investor solicitations. MRA will only send materials approved by the Company or otherwise already in the public domain to prospective investors;

      (c) Contact qualified investors and send the necessary documents directly or through Diomed. Documents sent by the Company at MRA's request shall be accompanied by a cover letter and/or business card from MRA, or, if these are not available, a specific reference to the introduction by MRA;

      (d) After appropriate screening by MRA, in consultation with the Company, schedule meetings and accompany Diomed representatives to meetings (or participate in telephonic conferences) with interested parties and other advisors to the Company as reasonably requested by the Company as often as scheduling allows;

      (e) Assist the Company in negotiating the restructure of certain covenants
in  the  outstanding   preferred  stock  to  permit  its   reclassification   to
stockholders' equity; and

      (f) Assist the Company in the negotiation of the definitive documentation pertaining to the Placement, manage ongoing discussions and coordinate the execution and delivery of definitive Placement documents and the purchase and sale of DIO securities to MRA Contacts pursuant to the Placement.

2.2. MRA acknowledges and agrees that the Placement offering will be made pursuant to the private offering exemption from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder, and that DIO securities are to be offered and sold only to "accredited investors" (as defined in the SEC's Regulation D) who also satisfy any applicable securities laws. MRA will not make any general solicitation in connection with the Placement and will conduct its obligations hereunder in a manner consistent with the requirements of Rule 506. Before each closing, DIO will validate the "accredited investor" status of each MRA Contact with assistance from MRA, via the traditional suitability questionnaire, copies of which will be provided to MRA upon request

2.3. The potential investors to be contacted by MRA are subject to acceptance by DIO in its sole and absolute discretion, and DIO is under no obligation to sell any of its securities to such parties or to any persons. MRA is and shall for all purposes be deemed to be an independent contractor and shall have no right, power or authority to create any obligations on behalf of DIO. Without limitation of the generality of the foregoing, Diomed shall retain in its Board of Directors full discretion as to the terms and conditions of the Placement, whether or not to consummate the Placement and whether to accept any investment by any particular investor (including any MRA Contact) in the Placement. However, DIO will keep MRA informed of any developments, positive or negative, that would be presumed to be relevant to the successful completion of the Placement.

3. Cash Fees and Placement Warrants

3.1. DIO agrees to pay or to issue to MRA at any closing of a Placement finder's fees (the "Finder's Fees") of: (i) six percent (6%) of the aggregate cash proceeds received by DIO from MRA Contacts, as defined below, and (ii) common stock purchase warrants (the "Placement Warrants") equal in number to five percent (5%) of the number of common share equivalents that are actually purchased by MRA Contacts in the Placement. Common share equivalents for convertible preferred stock or convertible debt will be based on the conversion price at the time of purchase. Consideration paid by Edwin Snape, PhD/New England Partners (and affiliates) or existing investors that exchange their existing positions for new securities will not be subject to or result in Finder's Fees. The Placement Warrants will have terms identical with the common stock purchase warrants issued to MRA Contacts in the Placement. If there are no common stock placement warrants issued to investors in the Placement, the terms of the Placement Warrant will conform to those in the warrants issued in the October 2005 PIPE financing to MRA. The shares underlying the Placement Warrants will be included in the registration statement covering the shares issued in the Placement for which they were earned.

Additionally, DIO agrees to pay MRA a cash fee of six percent (6%) of any aggregate cash proceeds received by DIO within twelve12 months of the closing of the Placement in connection with any payments, equity purchases or warrant exercises by MRA Contacts resulting from rights, obligations, contingencies or issuances negotiated as part of the Placement. The closing of a Placement shall be any date when the investors in the Placement deliver funds in exchange for the debt or equity instrument, including such investments that were contractually obligated as part of the Placement but dependent upon shareholder approval.

Such fees described in this Section 3.1. shall constitute the complete and full compensation payable to MRA and its agents arising from the Placement and the sale by DIO of securities thereunder to the MRA Contacts and any other investors in the Placement, and neither MRA nor any of its agents, successors or assigns shall be entitled to any additional payment whatsoever hereunder, except as provided for under of Sections 3.3 , 4.1, or 6.1 below.

3.2. "MRA Contacts" are defined as prospective investors who are persons (a) identified by MRA and approved by the Company as prospective investors and who are listed on the Schedule A hereto, (b) are contacted by MRA relative to this Placement, (c) with whom members of the Company's management have had a telephone conversation or a face-to-face meeting or (d) who participate as investors in the Placement. MRA Contacts will be updated on Schedule A, which is hereby incorporated by reference, from time to time with the written consent of the Company, such consent to not be unreasonably withheld. DIO acknowledges that Funds affiliated with North Sound, SDS Capital Group and ProMed Management are preapproved on Schedule A.

3.3. The Company will inform MRA promptly if it engages any additional finders in connection with the Placement, including in such notice a complete description of any fee agreement with such additional finder. If the Company agrees to pay fees in excess of those described in this Agreement for services similar to those being provided by MRA hereunder, then the fees payable to MRA will be increased to the same level, if requested by MRA, in its sole discretion.

3.4. All payments of the Finders Fees and of unpaid expenses due to MRA under this Agreement will be made within 10 days of the consummation of the Placement. Cash and equity will be payable directly to or registered in the name of Musket Research Associates, Inc., unless otherwise specified by MRA.


4. Expenses

4.1. Whether or not the Placement contemplated herein is consummated, the Company will reimburse MRA for its reasonable out-of-pocket expenses incurred in connection with this prospective financing, provided such expenses have been approved in advance by DIO, such approval to not be unreasonably withheld, subject to a ceiling of $25,000. A non-refundable retainer of $5,000 toward these expenses will be paid at the time of the signing of this Agreement. DIO-approved expenses incurred by MRA prior to closing of the Placement or earlier termination of the Agreement will be submitted for reimbursement by DIO and, should be paid within two weeks of receipt.

5. Public Disclosures; Press Releases

5.1. Concurrently with its execution and delivery of this Agreement, MRA shall execute and deliver to the Company a counterpart of the Confidentiality Agreement attached hereto as Exhibit 2 (the "Confidentiality Agreement"). The Company represents that, except for the details related to the proposed Placement and for certain information related to its financial performance in the current quarter, it has disclosed no confidential information to MRA. After the Company publicly discloses the existence and details regarding the Placement, the Company will list MRA as a participating placement agent in any description of this financing it issues directly (i.e. press release) and will use its own discretion to list MRA similarly in any further communications it makes to the investment community regarding this financing. MRA will not issue any independent press release regarding its relationship with DIO or any financing that may result therefrom without the prior approval of DIO, such approval to not be unreasonably withheld. After the Company publicly discloses the Placement, MRA will be allowed to list DIO and the amounts MRA raised in any Placement for DIO in its general deal summaries without any further consent from or notification of Diomed.

6. Termination

6.1. This Agreement shall automatically terminate upon the consummation of the Placement. This Agreement may also be terminated by DIO or MRA at any time without cause, upon 10 days written notice to that effect by the other party, provided, however, that, MRA shall still be entitled to the fees described in
Section 3 above, in the event that, at any time within 180 days after termination of this engagement, a financing, loan, credit facility, or other investment is consummated by DIO with an MRA Contact listed on Schedule A at the time of termination. Any expenses incurred by MRA prior to such termination notice and owed under Section 4 above will be paid within two weeks of receipt. The provisions of the Indemnification Agreement and the Confidentiality Agreement shall also survive the termination of this Agreement.

7. Indemnification

7.1. The Company agrees to indemnify MRA under the terms set forth in Exhibit 1, which is incorporated herein by reference.


8. Governing Law

8.1 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. The Company and MRA agree that any dispute concerning this Agreement shall be resolved through binding arbitration conducted by a panel of three arbitrators, one chosen by the Company, one chosen by MRA and the third chosen by the two arbitrators selected by the parties, pursuant to the commercial arbitration rules of the American Arbitration Association. In the event that the parties are unable to reach agreement on the arbitration panel, the arbitrators will be appointed pursuant to the applicable commercial rules of the American Arbitration Association. Arbitration will be venued in the city of Boston in the Commonwealth of Massachusetts.


9. Agreement

9.1. This Agreement (together with the Indemnification Agreement and the Confidentiality Agreement) constitutes the entire and complete understanding with respect to the subject matter hereof and supersedes any prior discussion or agreement between the parties with respect hereto. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by Diomed and MRA or, in the case of a waiver, by the party against whom enforcement of such waiver is sought.

Sincerely,


David B. Musket
President
Musket Research Associates, Inc.
                                     Agreed and Accepted:


                                     -------------------------------------------
                                     David B. Swank                      Date
                                     Chief Financial Officer
                                     Diomed Holdings, Inc.

                           EXHIBIT 1: Indemnification

Diomed Holdings, Inc. ("DIO") agrees to indemnify and hold harmless Musket Research Associates, Inc. ("MRA") and each of MRA's officers, directors, agents, employees and controlling persons (within the meaning of each of Section 20 of the Securities Exchange Act of 1934, as amended, and Section 15 of the Securities Act of 1933, as amended) (each of the foregoing, including MRA, being hereinafter referred to as an "Indemnified Person") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees and disbursements for counsel), actions (including shareholder derivative actions), proceedings, investigations (whether formal or informal, or in tort, contract or otherwise), inquiries or threats thereof (all of the foregoing being hereinafter referred to as "Liabilities"), based upon, relating to or arising out of MRA's engagement hereunder or any Indemnified Person's role therein including, without limitation, any liabilities relating to or arising out of the engagement by DIO of any other financial advisor or investment banker; provided, however, that DIO shall not be liable under this paragraph to the extent that it is finally judicially determined by a court of competent jurisdiction that such Liabilities resulted from the willful misconduct or gross negligence of any Indemnified Person. In connection with DIO's obligation to indemnify for expenses as set forth above, DIO further agrees to advance or reimburse each Indemnified Person for such expenses (including reasonable fees for counsel) as they are incurred by such Indemnified
Person: provided, however, that if any Indemnified Person is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded by the Indemnified Person who received such expenses to the extent it is finally judicially determined by a court of competent jurisdiction that the Liabilities in question resulted from the willful misconduct or gross negligence of such Indemnified Person.

Each Indemnified Party shall, upon the service of a summons or other initial legal process upon it in any action or suit instituted against it or upon its receipt of written notification of the commencement of any investigation or inquiry of, or proceeding against, it or upon its receipt of other written notification of the assertion against it of any Liabilities, such Indemnified Party will promptly give written notice (hereinafter the "Notice") thereof to DIO (provided that delay in giving such notice shall not relieve DIO of its indemnification obligations hereunder except to the extent, if at all, that DIO shall have been prejudiced thereby). DIO shall be entitled, if it so elects within fifteen days after receipt of the Notice, by giving written notice (hereinafter the "Defense Notice") to the Indemnified Party, to assume the entire defense of such Liabilities, in which event such defense shall be conducted  at the  expense  of DIO  by  counsel  chosen  by DIO  and  reasonably satisfactory to the Indemnified Party; provided, however, that if the Indemnified Party reasonably determines (i) that there may be conflict between the positions of DIO and the Indemnified Party in conducting the defense of such Liabilities or (ii) that there may be legal defenses available to the Indemnified Party different from or in addition to those available to DIO, then one counsel for the Indemnified Party shall be entitled to participate in such defenses, or conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the Indemnified Party, and such participation in or separate conduct of such defense shall be covered by the indemnification by DIO hereunder. In any event, any Indemnified Party shall retain the right to participate in the defense of any Liabilities with separate counsel, where the defense of such Liabilities has been assumed by DIO in accordance with the provisions hereof and the circumstances described in clauses
(i) or (ii) of the above proviso are not present, but the Indemnified Party shall bear and be solely responsible for its own costs and expenses in connection with any such participation.

If the indemnification or reimbursement provided for hereunder is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Person in respect to any Liabilities (other than as a consequence of a final judicial determination by such a court of willful misconduct or gross negligence of such Indemnified Person), then DIO agrees, in lieu of indemnifying such Indemnified Person, to contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by DIO on the one hand and by such Indemnified Person on the other from the transaction in connection with which MRA has been engaged, or (ii) if (but only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of DIO and of such Indemnified Person: provided, however, that in no event shall the aggregate amount contributed by the Indemnified Person exceed the amount of fees actually received by his or its affiliate or employer pursuant to such engagement. The relative benefits received or sought to be received by DIO on the one hand and by MRA on the other shall be deemed to be in the same proportion as (i) the gross proceeds raised in the transactions subject to this Agreement bears to (ii) the fees paid or payable to MRA hereunder, including the value of any warrants or other securities issued to MRA.

                      EXHIBIT 3: CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement ("Agreement") is made as of June __, 2006 between Diomed Holdings, Inc. (the "Company") and Musket Research Associates, Inc., a Massachusetts corporation (together with its affiliates, the "Disclosee"). In consideration of the opportunity to enter into a business relationship, and as an inducement for the Company to disclose to Disclosee certain Confidential Information, the parties hereby agree as follows:

1. Confidential Information. "Confidential Information" means non-public information pertaining to the Company, its markets, products, financial condition, internal structure and all other information that is expressly marked "confidential" when disclosed by the Company to Disclosee. By way of example but without limitation, Confidential Information includes technical information and data, knowhow, algorithms, designs, specifications, processes, plans, product concepts, samples, reports, computer programs, works of authorship, inventions, financial information, cost and expense data, marketing and customer data, vendor data, and other information that is not generally ascertainable from public or published information or trade sources. Disclosee understands and agrees that the Confidential Information will be material, non-public information and that accordingly, pursuant to United States securities laws, Disclosee will not be permitted to engage, directly or indirectly, in transactions in the Company's securities so long as such Confidential Information remains non-public.

2. Non-Disclosure and Non-Use. Disclosee shall hold all Confidential Information in strict confidence, and shall not use or disclose, or permit the use or disclosure by any other person, except for the purposes of evaluating whether to enter into a business relationship with the Company. Disclosee may disclose Confidential Information only to such of its officers, employees, agents, consultants and professional advisors who have a need to know such Confidential Information to evaluate whether to enter into a business relationship with the Company and who are required to undertake in writing the obligations regarding non-use, non-disclosure and non-trading in accordance with and in the manner provided in this Agreement. If Disclosee or anyone to whom Disclosee transmits Confidential Information pursuant to this Agreement becomes legally compelled (by deposition, interrogatory, subpoena, civil investigation, demand or similar process) to disclose any Confidential Information, Disclosee shall provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy prior to the disclosure of such Confidential Information.

3. Term. The obligations of the Disclosee shall survive for a period of 2 (years) or until such time as the Confidential Information becomes publically known and made available through no action or inaction of the Disclosee.

4. Action for Breach; Choice of Law and Jurisdiction. The Company may seek action upon a breach of Disclosee's obligations hereunder in any court having proper jurisdiction. This Agreement shall be governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof. Disclosee irrevocably submits to the jurisdiction of the state and federal courts located in Boston, Massachusetts, and waives any right to seek to remove any legal proceedings initiated by the Company to another forum, whether on the grounds of inconvenience, hardship or otherwise.

5. Return of Confidential Information. Upon the termination for any reason of the discussions regarding the proposed business relationship, and upon the request of the Company at any time, Disclosee shall promptly return to the Company all documents and other tangible manifestations of Confidential Information.

6. No Further Obligation. Neither the Company nor the Disclosee shall be committed in any way by this Agreement to enter into any particular transaction, and any future transaction shall be detailed in a formal agreement with respect thereto entered into by the Company and Disclosee.


DIOMED HOLDINGS, INC.                                DISCLOSEE

By:____________________________             By:_______________________________
David B. Swank                              Name and Title:  ___________________
Chief Financial Officer